Exhibit 99.1

NEWS RELEASE

Green Plains Announces Agreement to Sell Agribusiness Assets

OMAHA, NEB. (GLOBE NEWSWIRE) – October 29, 2012 – Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) announced today that it has entered into an asset purchase agreement to sell 12 grain elevators located in northwestern Iowa and western Tennessee to The Andersons, Inc. (NASDAQ: ANDE). The sale involves approximately 32.6 million bushels, or 83%, of the Company’s reported agribusiness grain storage capacity and all of its agronomy and retail petroleum operations.

The estimated sales price for the facilities and certain related working capital is $133.1 million, including the assumption at closing of term debt of approximately $28.3 million. In addition, the Company expects to realize net proceeds from the liquidation of retained working capital of approximately $86.7 million before the repayment of approximately $85.2 million under a revolving credit facility and inventory financing arrangements. Working capital and amounts outstanding under debt and inventory financing arrangements are based on September 30, 2012 balances and will be adjusted to final amounts at closing. Net cash proceeds, including working capital liquidation, are expected to be approximately $103.8 million.

“We continually evaluate options to maximize shareholder value and this transaction is about opportunistically realizing that value,” stated Todd Becker, President and CEO of Green Plains. “While we have referred to this as a strategic part of our business, we are by no means exiting U.S. agriculture. We will continue to participate with our remaining grain handling assets and through future grain storage expansions at or near our ethanol plants. Once closed, this transaction will add more than $100 million in cash to our balance sheet and reduce outstanding debt by more than $113 million. Our continued focus is to ensure that Green Plains is positioned to take advantage of growth opportunities throughout our platform.”

The closing of the transaction, which is expected to occur during the fourth quarter of 2012, is subject to customary closing conditions and regulatory approvals. XMS Capital Partners served as financial advisor to Green Plains in the transaction.

About Green Plains Renewable Energy, Inc.

Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) is North America’s fourth largest ethanol producer. The Company markets and distributes approximately one billion gallons of renewable motor fuel on an annual basis. Green Plains owns and operates grain handling and storage assets and provides complementary agronomy services to local grain producers through its agribusiness segment. Green Plains owns BlendStar LLC, a biofuels terminal operator with locations in the southern U.S. Green Plains is a joint venture partner in BioProcess Algae LLC, which was formed to commercialize advanced photo-bioreactor technologies for growing and harvesting algal biomass.

---MORE---

Safe Harbor

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “goal,” “intends,” “plans,” “potential,” “predicts,” “should,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, the completion of the sale of 12 grain elevators and related agronomy and retail petroleum operations, competition in the ethanol and other industries in which the Company operates, commodity market risks including those that may result from current weather conditions, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, risks related to closing and achieving anticipated results from acquisitions, risks associated with the joint venture to commercialize algae production and the growth potential of the algal biomass industry, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011, and in the Company’s subsequent filings with the SEC. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

Contact: Jim Stark, Vice President—Investor and Media Relations

Green Plains Renewable Energy, Inc.

(402) 884-8700